Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-162123), Registration Statement on Form S-4 (No. 333- 89344) and the Registration Statements on Form S-8 (Nos. 33-48874, 33-83162, 333-72423, 333-69694, 333-90988, 333-89346, 333-133948) of D.R. Horton, Inc. of our report dated November 20, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the manner in which the Company accounts for certain convertible debt instruments discussed in Note P, as to which the date is February 8, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
February 8, 2010